Exhibit 5.2

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

November 24, 2009

Intelsat (Bermuda), Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM08, Bermuda

Ladies and Gentlemen:

We have acted as special United States counsel to Intelsat (Bermuda), Ltd. (the “Company”) and Intelsat, Ltd. (the “Guarantor”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”) on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), of up to $2,805,000,000 in aggregate principal amount of 11 1/4% Senior Notes due 2017 of the Company (the “Exchange 2017 Notes”) and up to $2,149,991,000 in aggregate principal amount of 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 of the Company (the “Exchange 2017 PIK Notes” and, together with the Exchange 2017 Notes, the “Exchange Notes”) and the related guarantees of the Exchange Notes by the Guarantor (the “Exchange Guarantees”) to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 11 1/4% Senior Notes due 2017 (the “Original 2017 Notes”) and outstanding 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 (the “Original 2017 PIK Notes” and, together with the Original 2017 Notes, the “Original Notes”), respectively, and the related guarantees of the Original Notes by the Guarantor issued on June 27, 2008 pursuant to (i) the Indenture, dated as of June 27, 2008 (as amended, the “Indenture”), among the Company, as issuer, the Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (ii) the Registration Rights Agreement dated as of June 27, 2008 (the “Registration Rights Agreement”) among the Company, the Guarantor, Intelsat Intermediate Holding Company, Ltd., Intelsat Subsidiary Holding Company, Ltd., Intelsat Jackson Holdings, Ltd., the Subsidiary Guarantors party thereto and the Initial Purchasers listed on Schedule I thereto.

In rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company, the Guarantor and the Trustee and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantor and other appropriate persons, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the applicable Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except: (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; (ii) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (b) concepts of materiality, reasonableness, good faith and fair dealing; and (iii) as may be limited by possible judicial action giving effect to foreign governmental actions or laws.

2. Each of the Exchange Guarantees, when the applicable Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the holders thereof for the applicable Original Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except: (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors’ rights generally; (ii) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (b) concepts of materiality, reasonableness, good faith and fair dealing; (iii) as may be limited by possible judicial action giving effect to foreign governmental actions or laws; and (iv) that the waiver of defenses by the Guarantor in such guarantees may be limited by principles of public policy in New York.

To the extent that the obligations of the Company and the Guarantor under the Exchange Notes, the Exchange Guarantees and the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the

Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture and the Exchange Guarantees have been duly authorized, executed and delivered by each of the parties thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (vii) the Exchange Notes have been duly authorized, executed and delivered by the Company.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Company and the Guarantor of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or the Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinions are limited to matters involving the law of the State of New York.

This letter is furnished to you in connection with the filing of the Registration Statement, and may not be used, quoted, relied upon or otherwise referred to by any other person or for any other purpose without our express written consent in each instance. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP